Exhibit 10.3

STONE ENERGY CORPORATION

EXECUTIVE SEVERANCE PLAN

The STONE ENERGY CORPORATION EXECUTIVE SEVERANCE PLAN (the “Plan”) is hereby adopted, pursuant to the authorization of the Board of Directors of STONE ENERGY CORPORATION (the “Company”). The Plan has been established to provide financial security to the Company’s Executives (as defined below) upon certain terminations of employment with the Company. This Plan replaces in full and supersedes the Executive Change in Control and Severance Plan that was maintained for certain of the Company’s executives.

I.

DEFINITIONS AND CONSTRUCTION

1.1 Definitions. Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary.

“Annual Pay” shall mean the annual rate of base compensation of an Executive in effect immediately prior to his termination of employment.

“Board” shall mean the Board of Directors of the Company or its successor.

“Cause” shall mean any termination of an Executive’s employment by reason of the Executive’s: (i) willful and continued failure to perform substantially the Executive’s duties (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness) after written notice of such failure has been given to the Executive specifying in detail such failure or (ii) the willful engaging by the Executive in conduct that is demonstrably and materially injurious to the Company and its affiliates taken as a whole, monetarily or otherwise. For purposes of clauses (i) and (ii) of this definition, no act or failure to act, on behalf of the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s act, or failure to act, was in the best interests of the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee”shall mean the Compensation Committee of the Board, or, if no Compensation Committee exists, the Board. The Committee may delegate all or part of its authority as it may choose to the Vice President of Human Resources of the Company.

“Effective Date” shall mean the effective date of a plan of reorganization of the Company and its subsidiaries filed under chapter 11 of title 11 of the United States Code, 11 U.S. C. §§101-1532 (the “Cases”).

“Employer” shall mean the Company and each eligible entity designated as an Employer in accordance with the provisions of Section 4.4 of the Plan.

“ERISA”shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Executive”shall mean any individual whose name is set forth on Schedule 1 hereto.

“Good Reason” for termination by the Executive of the Executive’s employment shall mean the occurrence (without the Executive’s express written consent), but only following the Effective Date, of any one of the following acts by the Company:

(A) a material reduction in the Executive’s annual base salary except for across-the-board salary reductions similarly affecting all senior executives of the Company and all senior executives of any person in control of the Company;

(B) a material diminution in the authority, duties or responsibilities of the Executive; provided that a change resulting from the Company’s no longer being a public company shall not be a basis for a Good Reason termination;

(C) a requirement that the Executive transfer to a work location that is more than fifty (50) miles from such Executive’s principal work location that materially increases Executive’s commute; or

(D) with respect to the Executive’s indicated on Schedule 1 failure of the Company to adopt a new severance plan replacing this Plan within 180 days of the Effective Date.

The Executive’s right to terminate the Executive’s employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. Subject to the provisions of Involuntary Termination below, the Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

“Health Benefit Coverages” shall mean coverage under each group health plan sponsored or contributed to by the Employer for its similarly situated active employees.

“Involuntary Termination” shall mean (i) any termination of the Executive’s employment by the Employer other than for Cause and (ii) any termination of the Executive’s employment by the Executive for Good Reason. In order for a termination by the Executive to be for Good Reason, the Executive must first give written notice to the Company in writing of the Good Reason event within 30 days of the initial existence of the Good Reason event, and other than for the event under paragraph (D) of the definition of Good Reason, the Company shall then have 30 days from its receipt of such notice to remedy the event and if the Company fails to timely remedy the event, the Executive may terminate his employment for Good Reason in the seven day period following the Company’s failure to remedy the event. Such Involuntary Termination by the Executive for Good Reason shall be effective only if the initial existence of the Good Reason event occurred following the Effective Date.

“Release” shall mean a general release, substantially in the form attached hereto, from the Executive that releases the Company and its affiliates from employment related claims.

1.2 Number and Gender. Wherever appropriate herein, words used in the singular shall be considered to include the plural and the plural to include the singular. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender.

1.3 Headings. The headings of Articles and Sections herein are included solely for convenience and if there is any conflict between such headings and the text of the Plan, the text will control.

II.

SEVERANCE BENEFITS

2.1 Severance Payments. Subject to the provisions of Sections 2.2, 2.4, 2.5, and 4.5 hereof, if an Executive incurs an Involuntary Termination, then on the date upon which his Release becomes irrevocable, the Executive shall receive the following severance benefits:

A. a lump sum cash severance payment equal to the amount set forth for Executive on Schedule 1 hereto;

B. the continuation of the Health Benefit Coverages for himself and, where applicable, his eligible dependents for a period of six months following the date of Involuntary Termination, at a cost to the Executive that is equal to the cost for an active employee for similar coverage. The Executive may choose to continue some or all of such Health Benefit Coverages.

C. accelerated vesting on the next tranche of any unvested, time-based equity award held by an Executive that would otherwise have vested but for the Involuntary Termination.

If at any time on or after an Executive’s Involuntary Termination any health benefit plan in which he has elected to continue his coverage either is terminated or ceases to provide coverage to him or his covered beneficiaries for any reason, including, without limitation, by its terms or the terms of an insurance contract providing the benefits of such plan or, with respect to a group health plan, such plan no longer being subject to the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), then Health Benefit Coverages shall mean an economically equivalent cash payment for coverage equivalent to the coverage that is provided (or if the plan has been terminated, that would have been provided but for such termination) for similarly situated active employees, plus, where applicable, a gross-up payment to the Executive to reflect the loss of tax benefits associated with his “lost” employer-provided health plan coverage benefit(s). With respect to the obligation of the Company to provide continued health plan coverage hereunder, the Company shall take all actions necessary such that the coverage is provided in a manner that satisfies the requirements of Sections 105 and 106 of the Code such that the health benefits received are not includible in the individual’s taxable income. The subsidized COBRA Health Benefit Coverage(s) provided hereunder shall immediately end upon the Executive’s obtainment of new employment and eligibility for health benefit plan coverage(s) similar to that being continued (with the Executive being obligated hereunder to promptly report such eligibility to the Employer);

D. the Executive will be eligible to receive outplacement services, the duration and costs for which shall be determined by the then prevailing practice of the Company’s Human Resources Department concerning outplacement services, but such services shall be reasonable and commensurate with the Executive’s position and in no event shall such benefits exceed a cost to the Company of five percent of the Annual Pay of the Executive; and

E. without regard to the Release requirement, a lump sum amount, within 30 days of such termination, equal to the earned, but unpaid, portion of the Executive’s Annual Pay as of the date of his Involuntary Termination.

2.2 Release and Full Settlement. Notwithstanding anything to the contrary herein, as a condition to the receipt of any severance payments or benefits under Section 2.1 (A) through (D)

above, an Executive whose employment has been subject to an Involuntary Termination must, within 45 days of his Involuntary Termination, execute a Release which must become irrevocable in accordance with its terms, in substantially the form attached hereto as Attachment A, releasing the Committee, the Plan fiduciaries, the Employer, and the Employer’s parent corporation, subsidiaries, affiliates, shareholders, partners, officers, directors, employees and agents from any and all claims and from any and all causes of action of any kind or character including, but not limited to, all claims or causes of action arising out of such Executive’s employment with the Employer or the termination of such employment, but excluding all claims to benefits and payments the Executive may have under any compensation or benefit plan, program or arrangement, including the Plan. The performance of the Employer’s obligations hereunder and the receipt of any benefits provided hereunder by such Executive shall constitute full settlement of all such claims and causes of action.

2.3 No Mitigation. An Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Article II by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Article II be reduced by any compensation or benefit earned by the Executive as the result of employment by another employer or by retirement benefits, except as provided in Section 2.1(B) with respect to Health Benefit Coverage and in Section 2.4 with respect to the coordination of severance benefits hereunder with other agreements providing severance benefits. Subject to the foregoing, the benefits under the Plan are in addition to any other benefits to which an Executive is otherwise entitled.

2.4 Coordination with Other Arrangements. Any Executive who is a party to an individual employment or severance agreement or covered by another similar severance plan (“Other Plan”) of the Employer and who becomes eligible for severance payments and benefits as provided in Section 2.1 of the Plan, shall receive such severance payments and benefits as provided under Section 2.1 of the Plan, but such payments and benefits shall be “offset” or reduced by any severance payments or benefits provided to such Executive under any such Other Plan.

2.5 Parachute Taxes. Notwithstanding anything to the contrary herein, in the event any payment, distribution or provision of a benefit to an Executive pursuant to the terms of the Plan, when aggregated with any other payment, distribution or provision of a benefit to or on behalf of such Executive outside of the Plan, would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the “Excise Tax”), the Company shall reduce the payments and/or benefits to such Executive in whole or in part so that no part of the payments or benefits received under the Plan by such Executive will be subject to the Excise Tax; provided, however, that such reduction(s) shall be made only if by reason of such reduction(s) the Executive’s net after-tax benefit (as determined in good faith by the Company), after all such reduction(s), will exceed the Executive’s net after-tax benefit if such reduction(s) were not made. The reduction of the total payments, if applicable, pursuant to the preceding sentence, shall be made by reducing payments (including reducing a payment to zero) payable in the order in which such payments would be made (beginning with such payment that would be made first in time and continuing, to the extent necessary, through to such payment that would be made last in time). The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith. Nothing in this Section 2.5 shall require the Company to be responsible for, or have any liability or obligation with respect to, Executive’s excise tax liabilities under Section 4999 of the Code.

III.

ADMINISTRATION OF PLAN

3.1 Committee’s Powers and Duties. The Company shall be the named fiduciary and shall have full power to administer the Plan in all of its details, subject to applicable requirements of law. The duties of the Company shall be performed by the Committee. It shall be a principal duty of the Committee to see that the Plan is carried out, in accordance with its terms, for the exclusive benefit of persons entitled to participate in the Plan. For this purpose, the Committee’s powers shall include, but not be limited to, the following authority, in addition to all other powers provided by the Plan:

A. to make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;

B. to interpret the Plan and all facts with respect to a claim for payment or benefits, its interpretation thereof to be final and conclusive on all persons claiming payment or benefits under the Plan;

C. to decide all questions concerning the Plan and the eligibility of any person to participate in the Plan;

D. to make a determination as to the right of any person to a payment or benefit under the Plan (including, without limitation, to determine whether and when there has been a termination of an Executive’s employment and the cause of such termination and the amount of such payment or benefit);

E. to appoint such agents, counsel, accountants, consultants, claims administrator and other persons as may be required to assist in administering the Plan;

F. to allocate and delegate its responsibilities under the Plan and to designate other persons to carry out any of its responsibilities under the Plan, any such allocation, delegation or designation to be in writing;

G. to sue or cause suit to be brought in the name of the Plan; and

H. to obtain from the Employer and from Executives such information as is necessary for the proper administration of the Plan.

3.2 Member’s Own Participation. No member of the Committee may act or vote in a decision of the Committee specifically relating to himself as a participant in the Plan.

3.3 Indemnification. The Employer shall indemnify and hold harmless each member of the Committee against any and all expenses and liabilities arising out of his administrative functions or fiduciary responsibilities, including any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such member in the performance of such functions or responsibilities, but excluding expenses and liabilities that are caused by or result from such member’s own gross negligence or willful misconduct. Expenses against which such member shall be indemnified hereunder shall include, without limitation, the amounts of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof.

3.4 Compensation, Bond and Expenses. The members of the Committee shall not receive compensation with respect to their services for the Committee. To the extent required by applicable law, but not otherwise, Committee members shall furnish bond or security for the performance of their duties hereunder. Any expenses properly incurred by the Committee incident to the administration, termination or protection of the Plan, including the cost of furnishing bond, shall be paid by the Company.

3.5 Claims Procedure. Any Executive that the Committee determines is entitled to a benefit under the Plan is not required to file a claim for benefits. Any Executive who is not paid a benefit and who believes that he is entitled to a benefit or who has been paid a benefit and who believes that he is entitled to a greater benefit may file a claim for benefits under the Plan in writing with the Committee. In any case in which a claim for Plan benefits by an Executive is denied or modified, the Committee shall furnish written notice to the claimant within 90 days after receipt of such claim for Plan benefits (or within 180 days if additional information requested by the Committee necessitates an extension of the 90-day period and the claimant is informed of such extension in writing within the original 90-day period), which notice shall:

A. state the specific reason or reasons for the denial or modification;

B. provide specific reference to pertinent Plan provisions on which the denial or modification is based;

C. provide a description of any additional material or information necessary for the Executive or his representative to perfect the claim, and an explanation of why such material or information is necessary; and

D. explain the Plan’s claim review procedure as contained herein and describe the Executive’s right to bring an action under Section 502(a) of ERISA following a denial or modification on review.

In the event a claim for Plan benefits is denied or modified, if the Executive or his representative desires to have such denial or modification reviewed, he must, within 60 days following receipt of the notice of such denial or modification, submit a written request for review by the Committee of its initial decision. In connection with such request, the Executive or his representative may review any pertinent documents upon which such denial or modification was based and may submit issues and comments in writing. Within 60 days following such request for review the Committee shall, after providing a full and fair review, render its final decision in writing to the Executive and his representative, if any, stating specific reasons for such decision and making specific references to pertinent Plan provisions upon which the decision is based. If special circumstances require an extension of such 60-day period, the Committee’s decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review. If an extension of time for review is required, written notice of the extension shall be furnished to the Executive and his representative, if any, prior to the commencement of the extension period. The Committee shall give written notice of its decision on review to the Executive. In the event a claim for Plan benefits is denied or modified on review, such notice shall set forth the specific reasons for such denial or modification and provide specific references to the Plan provisions on which the denial or modification is based. The notice shall also provide that the Executive is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Executive’s claim for benefits, including (i) documents, records or other information relied upon for the benefit determination, (ii) documents, records or other information submitted, considered or generated without regard to whether such documents, records or other information were relied upon in making the benefit determination, and (iii) documents, records or other information that demonstrates compliance with the standard claims procedure. The notice shall also contain a statement describing the Executive’s right to bring an action under Section 502(a) of ERISA. Any legal action with respect to a claim for Plan benefits must be filed no later than one year after the later of (1) the date the claim is denied by the Committee or (2) if a review of such denial is requested pursuant to the provisions above, the date of the final decision by the Committee with respect to such request.

IV.

GENERAL PROVISIONS

4.1 Funding. The benefits provided herein shall be unfunded and shall be provided from the Employer’s general assets.

4.2 Cost of Plan. Except as provided in Section 2.1(B), the entire cost of the Plan shall be borne by the Employer and no contributions shall be required of the Executives.

4.3 Plan Year. The Plan shall operate on a calendar year basis.

4.4 Other Participating Employers. The Committee may designate any entity eligible by law to participate in the Plan as an Employer by written instrument delivered to the Secretary of the Company and the designated Employer. Such written instrument shall specify the effective date of such designated participation, may incorporate specific provisions relating to the operation of the Plan which apply to the designated Employer only and shall become, as to such designated Employer and its employees, a part of the Plan. Each designated Employer shall be conclusively presumed to have consented to its designation and to have agreed to be bound by the terms of the Plan and any and all amendments thereto upon its submission of information to the Committee required by the terms of or with respect to the Plan; provided, however, that the terms of the Plan may be modified so as to increase the obligations of an Employer only with the consent of such Employer, which consent shall be conclusively presumed to have been given by such Employer upon its submission of any information to the Committee required by the terms of or with respect to the Plan.

4.5 Amendment and Termination.

A. The Plan may be terminated or amended from time to time at the discretion of the Board; provided, however, that, subject to the provisions of Section 4.5(B), the Plan may not be amended or terminated to adversely affect the benefits (contingent or otherwise) of any Executive then covered under the Plan without such Executive’s consent prior to the adoption of a replacement plan, with terms and conditions as determined by the Board or Committee, following the Effective Date. The Employer’s obligation to make all payments and provide benefits that have become payable as a result of an Involuntary Termination occurring during the existence of the Plan shall survive any termination of the Plan.

B. The provisions set forth in Section 4.5(A) that otherwise restrict amendments to the Plan shall not apply to (i) an amendment to the administrative provisions of the Plan that is required pursuant to applicable law, (ii) an amendment that increases the benefits payable under the Plan or otherwise constitutes a bona fide improvement of an Executive’s rights under the Plan or (iii) an amendment which decreases the benefits of an Executive that is consented to in writing by such Executive.

4.6 Not Contract of Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between the Employer and any person or to be consideration for the employment of any person. Nothing herein contained shall be deemed to give any person the right to be retained in the employ of the Employer or to restrict the right of the Employer to discharge any person at any time nor shall the Plan be deemed to give the Employer the right to require any person to remain in the employ of the Employer or to restrict any person’s right to terminate his employment at any time.

4.7 Severability. Any provision in the Plan that is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

4.8 Nonalienation. Executives shall not have any right to pledge, hypothecate, anticipate or assign benefits or rights under the Plan, except by will or the laws of descent and distribution.

4.9 Effect of Plan. The Plan is intended to supersede all prior oral or written policies of the Employer and all prior oral or written communications to Executives with respect to the subject matter hereof, and all such prior policies or communications (including, without limitation, the Executive Change in Control and Severance Plan superseded by this Plan and also the previously superseded Executive Change in Control Severance Policy) are hereby null and void and of no further force and effect. Further, the Plan shall be binding upon the Employer and any successor of the Employer, by merger or otherwise, and shall inure to the benefit of and be enforceable by the Employer’s Executives.

4.10 Taxes. The Employer or its successor may withhold from any amounts payable to an Executive under the Plan such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

4.11 Governing Law. The Plan shall be interpreted and construed in accordance with the laws of the State of Louisiana without regard to conflict of laws principles, except to the extent pre-empted by federal law.

4.12 Section 409A. Notwithstanding any provision of the Plan to the contrary, if on the date of the Executive’s separation from service the Executive is a “specified employee,” as defined in Section 409A of the Code, then all or such portion of any severance payments, benefits, or reimbursements under the Plan that would be subject to the additional tax provided by Section 409A(a)(l )(B) of the Code if not delayed as required by Section 409A(a)(2)(B)(i) of the Code shall be delayed until the date that is six months after the date of the Executive’s separation from service date (or, if earlier, the Executive’s date of death) and shall be paid as a lump sum (without interest) on such date. No payment shall be made under the Plan prior to the date the Executive incurs a “separation from service,” within the meaning of Section 409A of the Code and the regulations thereunder.

4.13 Effective Date. This Plan will be effective as of December 13, 2016, subject to approval of the bankruptcy court in the Cases. Should the bankruptcy court not approve this Plan, then this Plan shall not be effective and the terms of the Executive Change in Control and Severance Plan shall be reinstated.

APPROVED by the Board of Directors of Stone Energy Corporation on December 13, 2016.

EXECUTED this 13th day of December, 2016

STONE ENERGY CORPORATION

By:	/s/ David H. Welch
Name:	David H. Welch
Title:	President and Chief Executive Officer

ATTACHMENT A

TO

STONE ENERGY CORPORATION

EXECUTIVE SEVERANCE PLAN

Attachment A to Stone Energy Corporation Executive Severance Plan

By Hand Delivery

{  }

{  }

{  }

{  }

Dear {  }

By signing below, this letter will become an Agreement between you and Stone Energy Corporation (the “Company”) regarding the terms of your separation from employment with the Company.

1. Your separation from employment is effective {  }.

2. You will be paid for all outstanding wages earned since your last paycheck through and including {  }, less customary and applicable payroll deductions. You confirm and agree that, other than the payments set forth in this paragraph, you received all wages, reimbursements, commissions, payments, or other benefits to which you are entitled as a result of your employment with the Company. The payments set forth in this paragraph are not contingent upon your signing this Agreement.

3. As consideration for this Agreement and as required under the terms of the Stone Energy Corporation Executive Severance Plan, the Company agrees to pay you, the following “Consideration”:

(a) a gross total amount of {  } dollars (${  })1, less customary and applicable payroll deductions (“Severance”);

(b) subsidize your COBRA payments (for medical coverage only; dental and vision coverage not included) for 6 months, beginning {}, at no charge, $0, all provided you execute required COBRA paperwork on a timely basis;

(c) accelerate the vesting in {  } options and {  } shares of restricted stock, which is the next tranche of options and restricted shares in which you would vest, and

(d) provide you with outplacement services to be determined by the Company at an expense to be capped at $[ ● ].

Payment of the Severance will be made in one lump sum in accordance with the

[1]	Note to Draft: Amount as determined per Schedule 1 to Executive Severance Plan

Company’s regular payroll practices, beginning on the first regular payroll date following the “payment date” as defined in Paragraph 10 below. The Company’s agreement to provide all of the Consideration is specifically contingent upon you executing this Agreement and not revoking the Agreement, as set forth in Paragraph 10 below. The Company’s obligation to pay the Consideration shall cease upon your breach of any of your continuing contractual obligations to the Company.

4. You will receive, by separate letter, information regarding your rights for health insurance and COBRA. To the extent that you have such rights, nothing in this Agreement will change or impair those rights.

5. In return for the Consideration in Paragraph 3, you hereby UNCONDITIONALLY RELEASE AND DISCHARGE the Company, its successors, subsidiaries, parent companies, assigns, joint ventures, and affiliated companies and their respective agents, insurers, legal representatives, shareholders, attorneys, employees, members, managers, officers and directors (collectively, the “Releasees”) from ALL CLAIMS, LIABILITIES, DEMANDS AND CAUSES OF ACTION which you may by law release, whether known or unknown, that you may have or claim to have against any Releasee for any reason as of the date you sign this Agreement, including, but not limited to any and all rights under federal, state and local employment laws including without limitation the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Americans With Disabilities Act, the Family and Medical Leave Act, the Genetic Information Nondiscrimination Act, the Employee Retirement Income Security Act, the Equal Pay Act, the Occupational Safety and Health Act, the National Labor Relations Act, and any and all other local, state, and federal law claims arising under statute or common law. You further agree that if anyone (including, but not limited to the Equal Employment Opportunity Commission (the “EEOC”) or any other government agency or similar such body or proposed class) makes a claim, including a class action, or undertakes an investigation involving you in any way, you waive any and all right and claim to financial recovery resulting from such claim or investigation. Except to the extent that applicable law requires that you be allowed to file a charge of discrimination with the EEOC or other administrative charge or complaint, you further hereby AGREE NOT TO FILE A LAWSUIT or other legal claim or charge to assert against any of the Releasees any claim released by this Agreement. It is agreed that this is a general release and it is to be broadly construed as a release of all claims, except those that cannot be released by law. By signing this Agreement, you acknowledge that you are doing so knowingly and voluntarily, that you understand that you may be releasing claims you may not know about, and that you are waiving all rights you may have had under any law that is intended to protect you from waiving unknown claims. You warrant that you have not filed any notices, claims, complaints, charges, or lawsuits of any kind whatsoever against the Company or any of the Releasees as of the date of execution of this Agreement.

6. You represent and warrant that you have returned to the Company and the Releasees all of their property (and that you have not and will not retain or provide to anyone else any copies, summaries, excerpts, portions or other representations thereof), including all keys, access cards, phones, computers, printers, and computer-related equipment, and all copies of

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all files and documents in your possession, custody and control, including without limitation any files or documents (whether in paper or electronic form) you have about the Company’s practices, procedures, trade secrets, customer lists, price lists, product marketing, personnel, staffing, salaries and wages, and other things, files, or documents provided to you by the Company, created during your employment with the Company, or otherwise relating to or belonging to the Company.

7. You agree not to disparage the Company and the Releasees. This includes, but is not limited to, disparaging comments, social media posts, correspondence, or conversation with any and all persons, whether intended to be public or private. In response to inquiries from third parties, you and the Company shall confirm only that you separated from the Company on mutually acceptable terms. You agree that the Company also may confirm to third parties your dates of employment, title, and position(s).

8. Obligations regarding confidential information:

a. You agree that you will not violate the confidentiality agreement contained in the Company’s employee handbook, except as may be provided below.

b. You agree that you will not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person any confidential or proprietary information regarding the Company’s and/or the Releasees’ trade secrets (as defined by applicable law); financial plans and data; management planning information; business plans; operational methods; market studies; marketing plans or strategies; pricing information; product development techniques or plans; customer lists; customer files, data and financial information; details of customer contracts; current and anticipated customer requirements; identifying and other information pertaining to business referral sources; past, current and planned research and development; computer aided systems, software, strategies and programs; business acquisition plans; management organization and related information (including, without limitation, data and other information concerning the compensation and benefits paid to officers, directors, employees and management); personnel and compensation policies; new personnel acquisition plans; and other similar information. This obligation shall remain in effect for as long as the information or materials in question remain confidential or proprietary to the Company and/or the Releasees. Notwithstanding the foregoing, this Agreement shall not prohibit disclosure of information that (1) was generally known or available to the public prior to its disclosure; or (2) becomes generally known or available to the public subsequent to disclosure through no wrongful act of any person.

c. You agree that you will not disclose or otherwise communicate to any person the terms and/or circumstances of this Agreement, including but not limited to the benefit being paid under it or the fact of such payment, except that you may disclose this information to your spouse, and to your attorney, accountant or other professional advisor to whom you must make the disclosure in order for them to adequately provide professional services to you. You will instruct them, however, to maintain the confidentiality of this information just as you must.

d. Notwithstanding the foregoing obligations and restrictions regarding

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confidential information, nothing in this Agreement shall prohibit or restrict you from: (I) making any disclosure of information required by law, court order or subpoena (provided that you first provide the Company with prior notice of the contemplated disclosure and cooperate with the Company in seeking a protective order or other appropriate protection of such information); or (2) providing information to, cooperating or assisting with any investigation or proceeding brought by a federal, state or local law enforcement agency, regulatory or governmental body, or judicial authority.

9. You acknowledge that the provisions of Paragraphs 6 through 8 are of unique and substantial value to the Company, that damages to the Company and/or the Releasees for breach of Paragraphs 6 through 8 would be difficult to ascertain, and that in the event you breach any of the provisions of Paragraph 6 through 8, the Company shall have the right to immediately obtain an injunction or decree of specific performance from any court of competent jurisdiction to restrain you from violating such provisions or to compel you to perform such undertakings or agreements. If the Company must institute a proceeding to enforce this Agreement against you, the Company shall be entitled to recover from you its attorneys’ fees and all other associated costs and expenses. If any violation occurs by you, and regardless of whether the Company obtains legal or equitable relief against you, you agree that you will remain subject to all of the terms of this Agreement.

10. The offer embodied in this Agreement shall remain open and capable of acceptance by you until {}, after which time the offer shall be revoked. You acknowledge that you have at least 45 calendar days from the date of this letter to accept the terms of this Agreement, although you may accept it at any time within those 45 days. You are advised to consult an attorney about the Agreement prior to executing it. To accept the Agreement, please date and sign this letter and return it to me such that I receive it on or before {}. After you sign this Agreement, you will still have an additional 7 days in which to revoke your acceptance. To revoke, you must notify me in writing delivered via hand delivery or certified mail, return receipt requested, and I must receive such written notification before the end of the 7-day revocation period. If you do not revoke, the twelfth business day after the date of your acceptance will be the “payment date” for purposes of Paragraph 3 above.

11. This Agreement shall not in any way be construed as an admission by the Company and/or the Releasees of wrongdoing or liability or that you have any rights against any of these persons.

12. The provisions of this Agreement shall be construed according to the laws of the State of Louisiana without regard to its conflicts of law provisions.

13. With the exception of the release contained in Paragraph 5, the provisions of this Agreement are severable and if any part of it is found to be unenforceable the other paragraphs shall remain fully and validly enforceable. If the general release and covenant not to sue set forth in Paragraph 5 of this Agreement is found to be unenforceable, this Agreement shall be null and void and you will be required to return to the Company all Consideration already paid to you. The language of all valid parts of this Agreement shall in all cases be construed as a whole, according to fair meaning, and not strictly for or against any of the parties.

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14. This Agreement expresses the entire agreement between the Company and you relating to your termination of employment and the matters contained in this Agreement. You agree that no one has made any representations or promises to induce you to enter into this Agreement, except as set forth herein. This Agreement may be amended only by a written document signed by both you and an authorized representative of the Company.

15. You acknowledge that your job with the Company is being eliminated as the result of a reduction-in-force, and that you have been provided with a notice (Attachment A to this Agreement), as required by the Older Workers Benefit Protection Act, 29 U.S.C. §626(0, that contains (i) a description of the decisional unit of which you were considered a part for purposes of the reduction in force; (ii) the job titles and ages of all individuals in such decisional unit selected for the reduction-in-force; and (iii) the ages of all individuals in such decisional unit who were not selected for inclusion in the reduction-in-force.

If you have any questions about this Agreement or about your departure from the Company in general, please address them directly to me. I am pleased that we are able to part ways on these amicable terms. Thank you for your commitment and years of service. The Company and I wish you every success in your future endeavors.

Sincerely,

Florence M. Ziegler

Senior Vice President, Human Resources,

Communications and Administration

PLEASE READ CAREFULLY. THIS SEPARATION AGREEMENT

AND GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN

AND UNKNOWN CLAIMS THROUGH THE DATE OF YOUR SIGNATURE.

YOU ARE ADVISED TO CONSULT AN ATTORNEY BEFORE SIGNING BELOW.

Accepted and agreed this     day of                 , 20    :

Signature:

Print Name:

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SCHEDULE 1

EXECUTIVE	SEVERANCE AMOUNT

David H. Welch	1.5x annual base salary plus 1.0x accrued bonus

Kenneth H. Beer	1.25x annual base salary plus 1.0x accrued bonus

Lisa S. Jaubert	1.0x annual base salary

John J. Leonard	1.0x annual base salary

Eldon J. Louvier	1.0x annual base salary

Thomas L. Messonier	1.0x annual base salary

Keith A. Seilhan	1.0x annual base salary

Richard L. Toothman, Jr.	1.0x annual base salary

Florence M. Ziegler	1.0x annual base salary

For purposes of this Schedule 1:

(a) “accrued bonus” shall mean a pro rata share of the Executive’s bonus opportunity for the Executive up to the date of his Involuntary Termination at the then projected rate of payout at the end of the performance period, in an amount, if any, as determined by the Compensation Committee in its sole discretion; provided, however, that such “accrued bonus” shall refer only to bonus opportunities for Executive under the Company’s Key Employee Incentive Plan (the “KEIP Bonus”) for terminations occurring prior to the Effective Date and following the Effective Date such bonus opportunities as may be established by the Compensation Committee; provided that if no bonus opportunity has been established following the Effective Date then the Executive’s bonus opportunity for proration purposes will be equal to 120% of annual base salary for Mr. Welch and 100% of annual base salary for Mr. Beer.

(b) “base salary” shall mean the Executive’s base salary as in effect on the Termination Date, unless such termination if for Good Reason as a result of a reduction in Executive’s base salary, in which case Executive’s base salary in effect immediately prior to such reduction.

(c) The following Executives are eligible to receive severance under clause (D) of the definition of Good Reason: Lisa S. Jaubert, John J. Leonard, Eldon J. Louvier, Thomas L. Messonier, Keith A. Seilhan, and Florence M. Ziegler.

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